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                                                                     Exhibit 15a

                  SHAREHOLDER SERVICING AND DISTRIBUTION PLAN

     This Shareholder Servicing and Distribution Plan (the 'Plan') is adopted by Kidder, Peabody Investment Trust III, a business trust organized under the laws of the Commonwealth of Massachusetts (the 'Trust'), with respect to Kidder, Peabody Small Cap Equity Fund (the 'Fund'), a series of the Trust, pursuant to Rule 12b-1 (the 'Rule') under the Investment Company Act of 1940, as amended (the '1940 Act'), subject to the following terms and conditions:

          Section 1. Compensation.

          (a) Class A Servicing Fee. The Trust will pay Kidder, Peabody & Co. Incorporated, a corporation organized under the laws of the State of Delaware ('Kidder, Peabody'), a fee in connection with the servicing of Fund shareholder accounts in Class A shares calculated daily and paid monthly by the Trust at the annual rate of .25% of the value of the average daily net assets of the Fund attributable to the Class A shares (the 'Class A Service Fee').

          (b) Class B Servicing Fee. The Trust will pay Kidder, Peabody a fee in connection with the servicing of Fund shareholder accounts in Class B shares calculated daily and paid monthly by the Trust at the annual rate of .25% of the value of the average daily net assets of the Fund attributable to the Class B shares (the 'Class B Service Fee' and together with the Class A Service Fee, the 'Service Fees').

          (c) Class B Distribution Fee. In addition to the Class B Service Fee, the Trust will pay to Kidder, Peabody a fee in connection with distribution related services provided in respect of the Class B shares of the Fund (the 'Distribution Fee') calculated daily and paid monthly at the annual rate of .75% of the value of the average daily net assets of the Fund attributable to the Class B shares.

          (d) The Service Fees and the Distribution Fee will be calculated daily and paid monthly by the Fund with respect to the foregoing classes of the Fund's shares (each a 'Class' and together the 'Classes') at the annual rates indicated above.

          Section 2. Expenses Covered by the Plan.

          (a) With respect to expenses incurred by each Class, its respective Service Fees will be used by Kidder, Peabody to provide compensation for ongoing servicing and/or maintenance of shareholder accounts with the Fund and to cover an allocable
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portion  of overhead and other Kidder, Peabody branch office expenses related to the servicing and/or maintenance of shareholder accounts. Compensation will be paid by Kidder, Peabody to persons, including Kidder, Peabody employees, who respond to inquiries of shareholders of the Fund regarding their ownership of shares or their accounts with the Fund or who provide other similar services not otherwise required to be provided by the Fund's manager, investment adviser, transfer agent or other agent of the Fund.

          (b) The Distribution Fee will be used by Kidder, Peabody to provide initial and ongoing sales compensation to its registered representatives in respect of sales of Class B shares; costs of printing and distributing the Fund's Prospectus, Statement of Additional Information and sales literature to prospective investors that are attributable to sales of the Class B shares of the Fund; costs associated with any advertising relating to the Class B shares of the Fund; an allocation of overhead and other Kidder, Peabody branch office expenses related to the distribution of the Class B shares of Fund shares; and payments to, and expenses of, persons who provide support services in connection with the distribution of Class B shares of the Fund.

          (c) Payments under the Plan are not tied exclusively to the expenses for shareholder servicing and distribution related activities actually incurred by Kidder, Peabody, so that those payments may exceed expenses actually incurred by Kidder, Peabody. The Trust's Board of Trustees will evaluate the appropriateness of the Plan and its payment terms on a continuing basis and in doing so will consider all relevant factors, including expenses borne by Kidder, Peabody and amounts it receives under the Plan.

Section 3. Approval by Shareholders.

     The Plan will not take effect, and no fee will be payable in accordance with Section 1 of the Plan, with respect to either Class, until the Plan has been approved by a vote of at least a majority of the outstanding voting securities represented by that Class.

Section 4. Approval by Trustees.

     Neither the Plan nor any related agreements will take effect until approved by a majority of both (a) the full Board of Trustees of the Trust and (b) those Trustees who are not interested persons of the Trust and who have no direct or
indirect   financial   interest   in   the  operation   of   the   Plan   or  in

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any agreements related to it (the  'Independent Trustees'), cast in person at  a meeting called for the purpose of voting on the Plan and the related agreements.

Section 5. Continuance of the Plan.

     The Plan will continue in effect with respect to each Class from year to year so long as its continuance is specifically approved annually by vote of the Trust's Board of Trustees in the manner described in Section 4 above.

Section 6. Termination

     The Plan may be terminated with respect to any Class at any time, without penalty, by vote of a majority of the Independent Trustees or by a vote of a majority of the outstanding voting securities of Class the Fund on not more than 30 days' written notice to Kidder, Peabody. The Plan may remain in effect with respect to a particular Class even if the Plan has been terminated in accordance with this Section 6 with respect to any other Class.

Section 7. Amendments.

     The  Plan  may  not  be  amended with  respect  to  any  Class  to increase materially the amount of the fees described in Section 1 above, unless the amendment is approved by a vote of at least a majority of the outstanding voting securities of that Class, and all material amendments to the Plan must also be approved by the Trust's Board of Trustees in the manner described in Section 4 above.

Section 8. Selection of Certain Trustees.

     While the Plan is in effect, the selection and nomination of the Trust's Trustees who are not interested persons of the Trust will be committed to the discretion of the Trustees then in office who are not interested persons of the Trust.

Section 9. Written Reports.

     In each year during which the Plan remains in effect, Kidder, Peabody and any person authorized to direct the disposition of monies paid or payable by the Trust with respect to the Fund pursuant to the Plan or any related agreement will prepare and furnish to the Trust's Board of Trustees, and the Board will review, at least quarterly, written reports, complying with the requirements of the Rule, which set out the amounts

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expended under the Plan and the purposes for which those expenditures were made.

Section 10. Preservation of Materials.

     The Trust will preserve copies of the Plan, any agreement relating to the Plan and any report made pursuant to Section 9 above, for a period of not less than six years (the first two years in an easily accessible place) from the date of the Plan, agreement or report.

Section 11. Meanings of Certain Terms.

     As used in the Plan, the terms 'interested person' and 'majority of the outstanding voting securities' will be deemed to have the same meaning that those terms have under the 1940 Act and the rules and regulations under the 1940 Act, subject to any exemption that may be granted to the Trust under the 1940 Act by the Securities and Exchange Commission.

Section 12. Filing of Declaration of Trust.

     The Trust represents that a copy of its Declaration of Trust dated as of April 8, 1993, as amended from time to time (the 'Declaration Trust'), is on file with the Secretary of the Commonwealth of Massachusetts and with the Boston City Clerk.

Section 13. Limitation of Liability.

     The obligations of the Trust under this Plan will not be binding upon any of the Trustees, shareholders, nominees, officers, employees or agents, whether past, present or future, of the Trust, individually, but are binding only upon the assets and property of the Trust, as provided in the Declaration of Trust. The execution and delivery of this Plan have been authorized by the Trustees of the Trust, and signed by an authorized officer of the Trust, acting as such, and neither the authorization by the Trustees nor the execution and delivery by the officer will be deemed to have been made by any of them individually or to impose any liability on any of them personally, but will bind only the trust property of the Trust as provided in the Declaration of Trust. No series of the Trust, including the Fund, will be liable for any claims against any other series.

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Section 14. Dates.

     The Plan has been executed by the Trust with respect to the Fund as of August 25, 1993 and will become effective, as to a particular Class, as of the date on which interests in that Class are first offered to or held by the public.

                                          KIDDER, PEABODY INVESTMENT TRUST III

                                          By: Lawrence H. Kaplan
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